|	NEWS
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Ford Posts Second Quarter 2014 Pre-Tax Profit of $2.6 Billion;
North America, Asia Pacific, Middle East & Africa, Europe and Ford Credit Profitable; Net Income of $1.3 Billion+

•
Second quarter pre-tax profit of $2.6 billion, an increase of $44 million compared with a year ago; after-tax earnings per share of 40 cents, excluding special items; 20th consecutive profitable quarter

•	Second quarter net income of $1.3 billion, or 32 cents per share, an increase of $78 million compared with a year ago; net income includes pre-tax special item charges of $481 million

•	Year-over-year decline of 1 percent in wholesale volume and company revenue; market share higher in Asia Pacific, driven by record share in China

•
All Automotive business units profitable and improved compared with a year ago, except for South America. Record quarterly profit in North America; record second quarter profit in Asia Pacific; first quarterly profit in Europe in three years

•
Automotive operating-related cash flow of $2.6 billion, the 17th consecutive quarter of positive performance. Ford ended second quarter with Automotive gross cash of $25.8 billion, exceeding debt by $10.4 billion.

Ford improves its outlook for operating-related cash flow due to its strong first half performance

•	Ford Credit delivered solid results

•
Ford affirms its 2014 pre-tax profit guidance of $7 billion to $8 billion in a period with an unprecedented number of global product launches. Ford expects the payoff from its investments this year will be a strong product lineup with higher volumes, revenue and margins in 2015 and beyond

Financial Results Summary+	Second Quarter			First Half
	2013	2014	B/(W) 2013	2013	2014	B/(W) 2013
Wholesales (000)	1,678	1,661	(17)	3,175	3,250	75
Revenue (Bils.)	$37.9	$37.4	$(0.5)	$73.5	$73.3	$(0.2)
Operating Results
Pre-tax results (Mils.)++	$2,555	$2,599	$44	$4,701	$3,980	$(721)
After-tax results (Mils.)++	1,833	1,630	(203)	3,475	2,649	(826)
Earnings per share++	0.45	0.40	(0.05)	0.86	0.65	(0.21)
Special items pre-tax (Mils.)	$(736)	$(481)	$255	$(759)	$(603)	$156
Net income attributable to Ford
After-tax results (Mils.)	$1,233	$1,311	$78	$2,844	$2,300	$(544)
Earnings per share	0.30	0.32	0.02	0.70	0.57	(0.13)
Automotive
Operating-related cash flow (Bils.)	$3.3	$2.6	$(0.7)	$4.0	$3.8	$(0.2)

Gross cash (Bils.)	$25.7	$25.8	$0.1	$25.7	$25.8	$0.1
Debt (Bils.)	(15.8)	(15.4)	0.4	(15.8)	(15.4)	0.4
Net cash (Bils.)	$9.9	$10.4	$0.5	$9.9	$10.4	$0.5
See end notes on page 8.

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DEARBORN, Mich., July 24, 2014 — Ford Motor Company [NYSE: F] today reported a 2014 second quarter pre-tax profit of $2.6 billion, its 20th consecutive profitable quarter and its best since second quarter 2011. The company also affirmed its full-year pre-tax profit guidance of $7 billion to $8 billion as it continues to implement its One Ford plan to deliver profitable growth for all.

The company’s pre-tax profit of $2.6 billion, excluding special items, was $44 million higher than a year ago. After-tax earnings per share were 40 cents, excluding special items, 5 cents below a year ago. Net income for the quarter was $1.3 billion, or 32 cents per share, an increase of $78 million, or 2 cents, from a year ago.

Net income included pre-tax special item charges of $481 million. These include the impairment of Ford’s equity investment in the Ford Sollers joint venture in Russia, reflecting the present outlook for the business, including a weaker ruble, lower industry volume and industry segmentation changes that negatively impact sales of Focus. Also included in special item charges are separation-related actions, primarily in Europe to support Ford’s transformation plan.

All Automotive business units contributed to the company’s pre-tax profit and all improved from a year ago, except South America. North America achieved record quarterly performance for pre-tax profit, and Asia Pacific achieved a second quarter record. Europe earned its first quarterly profit since the market dramatically declined three years ago. Ford Credit delivered solid results.

Second quarter wholesale volume and company revenue declined 1 percent year-over-year. The company achieved higher market share in Asia Pacific, driven by record share in China.

“Our One Ford plan continues to deliver, enabling us to reach our 20th consecutive quarter of profitability,” said Mark Fields, president and CEO. “Moving forward, our commitment is to build on this success by accelerating our pace of progress, while delivering product excellence and driving innovation in all areas of our business.”

Ford’s Automotive operating-related cash flow was $2.6 billion in the second quarter, its 17th consecutive quarter of positive performance. The company ended the second quarter with Automotive gross cash of $25.8 billion, exceeding debt by $10.4 billion. The company completed its corporate credit facility amendment and maturity extension in the second quarter. The facility is now $12.2 billion, of which $2 billion has been allocated to Ford Credit. The company ended the quarter with Automotive liquidity of $36.7 billion.

In the second quarter, Ford declared a dividend of $0.125 per share on the company’s outstanding Class B and common stock and paid about $500 million in dividends. This is the same level of dividend paid in the first quarter, and a 25 percent increase from the level of quarterly dividends paid in 2013. Ford is currently implementing the previously announced share repurchase program for up to 116 million shares, or almost $2 billion, to offset an up to 3 percent dilutive effect of potential convertible debt conversions and stock-based compensation.

Ford’s second quarter operating effective tax rate was 44 percent, reflecting calendarization effects, including the impact of regional profits. Ford continues to expect its full-year operating effective tax rate to be about 35 percent, assuming retroactive extension of U.S. research credit legislation in the fourth quarter. Ford’s third quarter rate is expected to be about equal to the second quarter rate.

AUTOMOTIVE SECTOR

	Second Quarter				First Half
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	1,678	1,661	(17)		3,175	3,250	75
Revenue (Bils.)	$36.0	$35.3	$(0.7)		$69.9	$69.2	$(0.7)
Operating Margin (Pct.)	6.4%	6.6%	0.2	pts.	5.8%	5.0%	(0.8)	pts.
Pre-tax results (Mils.)	$2,104	$2,170	$66		$3,747	$3,089	$(658)

Total Automotive second quarter wholesale volume decreased by 1 percent from a year ago, and Automotive revenue decreased by 2 percent. The lower volume is more than explained by lower market share in all regions except Asia Pacific.

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Operating margin was 6.6 percent, an increase of 0.2 percentage points from a year ago. Automotive pre-tax profit was $2.2 billion, a $66 million improvement, more than explained by lower costs and favorable market factors, partially offset by adverse exchange driven by South America.

“Our second quarter results demonstrate the underlying strength of our business,” said Bob Shanks, executive vice president and chief financial officer. “We are delivering strong results in a year of aggressive global product launches and difficult external conditions in many parts of the world – a tribute to the power of our One Ford plan and the Ford team around the world.”

North America

	Second Quarter				First Half
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	802	760	(42)		1,537	1,477	(60)
Revenue (Bils.)	$21.8	$21.2	$(0.6)		$43.3	$41.6	$(1.7)
Operating Margin (Pct.)	10.6%	11.6%	1.0	pts.	10.9%	9.5%	(1.4)	pts.
Pre-tax results (Mils.)	$2,321	$2,440	$119		$4,713	$3,940	$(773)

North America profit was driven by robust industry sales, a strong product lineup, continued discipline in matching production to demand and a lean cost structure, even as the company continues to invest for future growth.

North America reported a record pre-tax profit of $2.4 billion in the second quarter, an increase of $119 million from last year. This improvement was more than explained by lower costs and higher parts and accessory profit.

Wholesale volume and revenue declined 5 percent and 3 percent, respectively, from a year ago. The volume decrease is explained by lower market share and an unfavorable change in dealer stocks, partially offset by higher industry sales, including a U.S. industry seasonally adjusted annual rate (SAAR) of 16.9 million units in the second quarter that was 1.2 million units higher than a year ago. The decline in revenue is more than explained by the lower wholesale volume and a weaker Canadian dollar, partially offset by favorable mix.

Second quarter U.S. market share was 15.3 percent, down 1.2 percentage points from a year ago. The decline primarily reflects a planned reduction in daily rental sales; lower F-Series share as the company continues to balance share, transaction prices and stocks as it prepares for the new F-150; and lower Edge and Focus share.

For the full year, Ford continues to expect North America pre-tax profit to be lower than 2013 and operating margin to be in the 8 percent to 9 percent range. The company’s guidance includes 13 weeks of production downtime this year for the launch of the new F-150, including the summer shutdown at Ford’s Dearborn and Kansas City plants. Three weeks occurred in the first quarter, and at the Dearborn plant, eight consecutive weeks are planned beginning in late August. The Kansas City summer shutdown in July and a few individual down days in the second half make up the remainder of the downtime.

South America

	Second Quarter				First Half
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	147	114	(33)		260	218	(42)
Revenue (Bils.)	$3.0	$2.1	$(0.9)		$5.3	$4.0	$(1.3)
Operating Margin (Pct.)	5.0%	(14.0)%	(19.0)	pts.	(1.3)%	(20.1)%	(18.8)	pts.
Pre-tax results (Mils.)	$151	$(295)	$(446)		$(67)	$(805)	$(738)

South America continues to execute the company’s strategy of expanding its product lineup and progressively replacing legacy products with global One Ford offerings. It also is continuing to manage the effects of slowing GDP growth and lower industry volume in its larger markets, weaker currencies, high inflation, as well as policy uncertainty in some countries.

South America reported a pre-tax loss of $295 million in the second quarter, a $446 million deterioration from the prior year. The decline is primarily explained by lower volume and mix, unfavorable exchange and higher costs, partially offset by favorable net pricing.

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In the second quarter, wholesale volume and revenue decreased by 22 percent and 30 percent, respectively, from a year ago. The lower volume is primarily explained by an 800,000-unit decline from last year’s SAAR of 6.1 million units. This includes the impact of the weakening economy in Brazil, import restrictions in Argentina and lower production in Venezuela resulting from limited availability of U.S. dollars. The revenue decline is explained primarily by lower volume and unfavorable exchange, partially offset by higher net pricing.

South America market share, at 8.8 percent, was down 0.3 percentage points from a year ago, more than explained by the model changeover of Ka and the phase out of Fiesta Classic.

For the full year, Ford now expects South America to incur a larger loss than it previously guided. Although Ford continues to expect higher market share and positive net pricing in the second half as it launches the all-new Ka small car, it now expects the rest of the year to be about breakeven to a loss due to lower-than-expected industry volumes and weaker currencies. The volatility in the region, including potential currency devaluations, adds uncertainty to short-term projections.

Europe

	Second Quarter				First Half
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	377	376	(1)		707	743	36
Revenue (Bils.)	$7.3	$8.0	$0.7		$13.9	$15.8	$1.9
Operating Margin (Pct.)	(4.2)%	0.2%	4.4	pts.	(5.2)%	(1.1)%	4.1	pts.
Pre-tax results (Mils.)	$(306)	$14	$320		$(731)	$(180)	$551

Ford continues to implement its Europe transformation plan focused on product, brand and cost, and remains on track to achieve profitability in 2015.

Europe reported a second quarter pre-tax profit of $14 million, a $320 million improvement from a year ago. The improvement is more than explained by lower costs and favorable exchange. This was partially offset by lower results and royalties from Ford’s joint ventures, primarily in Russia, along with lower parts and accessories profit. Restructuring costs were lower than a year ago, primarily due to a reserve release this quarter associated with its Cologne investment agreement and non-recurrence of a facility write-off in Genk last year.

In the second quarter, wholesale volume was about unchanged from a year ago, while revenue improved 10 percent. Europe 20’s SAAR was 14.4 million units, up 700,000 units from a year ago. The increase was offset partially by industry declines in Russia and Turkey. Europe’s higher revenue mainly reflects higher volume in the Europe 20 markets and favorable exchange, partially offset by unfavorable mix.

Europe 20 market share, at 7.9 percent, was down 0.2 percentage points from a year ago, reflecting primarily a reduction in rental and fleet share, as well as adverse industry segmentation in passenger car. Europe 20 commercial vehicle share improved in the second quarter to 10.6 percent, up 0.5 percentage points from a year ago to Ford’s highest second quarter share since 1997; this was driven by Ford’s refreshed and expanded range of Transit products.

Ford’s full-year guidance for Europe remains unchanged, with the region expected to improve pre-tax results compared with 2013. Consistent with the normal seasonality of sales and production, Ford expects Europe’s second half loss to be higher than the first half loss of $180 million. Lower second half wholesale volumes of about 100,000 units include the effect of summer shutdowns in the third quarter and year-end shutdowns in the fourth quarter. In addition, Ford expects higher restructuring-related costs in the second half, including the non-repeat of a reserve release and higher launch-related costs with the start of production of the all-new Mondeo and the new Focus. Although the current environment in Russia is difficult, Russia remains a large and important market. Ford is working with its partner in Ford Sollers to develop actions to improve its business outlook.

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Middle East & Africa

	Second Quarter				First Half
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	52	49	(3)		106	100	(6)
Revenue (Bils.)	$1.2	$1.1	$(0.1)		$2.5	$2.3	$(0.2)
Operating Margin (Pct.)	1.1%	2.0%	0.9	pts.	2.4%	3.3%	0.9	pts.
Pre-tax results (Mils.)	$13	$23	$10		$60	$77	$17

Middle East & Africa, Ford’s newest business unit, was created to better serve customers and expand in this fast-growing region. Ford is intensifying its focus and targeting opportunities for growth in the small, mid-size and large vehicle segments.

Middle East & Africa reported a profit of $23 million for the second quarter, a $10 million improvement from a year ago.

In the second quarter, wholesale volume and revenue declined from a year ago. The lower volume primarily reflects lower market share driven by increased competitive pressures on Expedition in the Middle East. The revenue decline is explained by the lower volume and unfavorable exchange.

Ford’s full-year guidance for Middle East & Africa remains unchanged, with the region expected to be about breakeven with quarterly variability driven by factors such as the timing of production, mix of vehicles and long shipping times.

Asia Pacific

	Second Quarter				First Half
	2013	2014	B/(W) 2013		2013	2014	B/(W) 2013
Wholesales (000)	300	362	62		565	712	147
Revenue (Bils.)	$2.7	$2.9	$0.2		$4.9	$5.5	$0.6
Operating Margin (Pct.)	4.9%	5.5%	0.6	pts.	2.1%	8.1%	6.0	pts.
Pre-tax results (Mils.)	$130	$159	$29		$102	$450	$348

Ford’s strategy in Asia Pacific continues to be to grow aggressively with an expanding portfolio of global One Ford products with manufacturing hubs in China, India and ASEAN.

Asia Pacific reported a second quarter pre-tax profit of $159 million, an improvement of $29 million compared with a year ago, and a second quarter record. The improvement is more than explained by favorable volume and mix.

In the second quarter, wholesale volume was up 21 percent from a year ago, and net revenue, which excludes the company’s China joint ventures, grew 9 percent. Wholesale volume in China increased 26 percent from a year ago. The higher volume in the region primarily reflects higher market share and industry volume. Ford estimates the second quarter SAAR for the region at 39.6 million units, up 2.2 million units from a year ago driven by China. Higher revenue is primarily explained by higher volume and favorable mix.

Second quarter market share in the region was 3.7 percent, 0.4 percentage points higher than a year ago. The improvement was driven by China, where Ford’s market share improved 0.3 percentage points to a record 4.6 percent, reflecting continued strong sales of Mondeo, Fiesta and Kuga.

For the full year, Ford continues to expect Asia Pacific to earn a higher pre-tax profit than a year ago. Ford expects full year results will be strong for the region, with third and fourth quarter results down from second quarter. Volume improvements will be more than offset by higher costs as Ford continues to invest for future growth, including the five plants under construction in China and India and the launch of Lincoln in China this fall.

Other Automotive

The second quarter loss of $171 million in Other Automotive primarily reflects net interest expense.

For the full year, Ford continues to expect net interest expense to be about $700 million.

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PRODUCTION VOLUMES*

	2014
	Second Quarter Actual		Third Quarter Forecast
	Units	O/(U) 2013	Units	O/(U) 2013
	(000)	(000)	(000)	(000)
North America	802	(18)	720	(31)
South America	103	(31)	115	(10)
Europe	402	1	330	7
Middle East & Africa	20	3	20	7
Asia Pacific	365	69	350	15
Total	1,692	24	1,535	(12)
* Includes Ford brand and JMC brand vehicles produced by our unconsolidated affiliates.

In the second quarter, total company production was about 1.7 million units, 24,000 units higher than a year ago. This is 8,000 units lower than Ford’s most recent guidance.

The company expects third quarter production to be about 1.5 million units, down 12,000 units from a year ago. Compared with the second quarter, third quarter production is down 157,000 units, which includes the impact of planned shutdowns and the changeover for the new F-150.

FINANCIAL SERVICES SECTOR

	Second Quarter			First Half
	2013	2014	B/(W) 2013	2013	2014	B/(W) 2013
Revenue (Bils.)	$1.9	$2.1	$0.2	$3.6	$4.1	$0.5
Ford Credit pre-tax results (Mils.)	$454	$434	$(20)	$961	$933	$(28)
Other Financial Services pre-tax results (Mils.)	(3)	(5)	(2)	(7)	(42)	(35)
Financial Services pre-tax results (Mils.)	$451	$429	$(22)	$954	$891	$(63)

Ford Motor Credit Company

Ford Credit is an integral part of Ford’s global growth and value creation strategy.

Ford Credit’s second quarter pre-tax profit of $434 million was $20 million lower than a year ago. The lower pre-tax profit is more than explained by a higher level of insurance losses from storm damage to dealer inventory in the quarter.

For the full year, Ford now expects Ford Credit pre-tax profit to be higher than 2013, improved from the previous guidance of about equal to or higher than 2013. Ford now expects year-end managed receivables of $112 billion to $115 billion, up from prior guidance of about $110 billion. Guidance for Ford Credit managed leverage and distributions to its parent is unchanged.

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OUTLOOK

2014 KEY METRICS -- BUSINESS UNITS					Memo:
		2013	2014 Full Year		2014
		Full Year	Compared with 2013		First Half
		Results	Plan	Outlook	Results
		(Mils.)			(Mils.)
	Automotive *
	North America	$8,809	Lower	On Track	$3,940
	- Operating Margin	10.2%	8 - 9%	On Track	9.5%
	South America	$(33)	About Equal	Larger Loss	$(805)
	Europe	(1,442)	Better	On Track	(180)
	Middle East & Africa	(69)	About Breakeven	On Track	77
	Asia Pacific	327	About Equal	Higher	450
	Net Interest Expense	(801)	About Equal	About $(700) million	(329)
	Ford Credit	$1,756	About Equal	Higher	$933

*	Excludes special items

2014 PLANNING ASSUMPTIONS AND KEY METRICS					Memo:
		2013	2014		2014
		Full Year	Full Year		First Half
		Results	Plan	Outlook	Results
	Planning Assumptions (Mils.)
	Industry Volume * -- U.S.	15.9	16.0 - 17.0	16.3 - 16.8	16.5
	-- Europe 20	13.8	13.5 - 14.5	14.3 - 14.8	14.4
	-- China	22.2	22.5 - 24.5	23.3 - 24.3	23.5

	Key Metrics
	Automotive (Compared with 2013):
	- Revenue (Bils.)	$139.4	About Equal	On Track	$69.2

	- Operating Margin **	5.4%	Lower	On Track	5.0%

	- Operating-Related Cash Flow (Bils.) ***	$6.1	Substantially Lower	Lower	$3.8

	Ford Credit (Compared with 2013):
	- Pre-Tax Profit (Bils.)	$1.8	About Equal	Higher	$0.9

	Company:
	- Pre-Tax Profit (Bils.) ***	$8.6	$7 - $8 Billion	On Track	$4.0

*	Based, in part, on estimated vehicle registrations; includes medium and heavy trucks
**	Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
***	Excludes special items; see "Income from Continuing Operations" and “Operating-Related Cash Flows Reconciliation to GAAP” tables on pages 11 and 13

ONE FORD PLAN

Ford remains focused on delivering the key aspects of the One Ford plan, which are unchanged:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix

•	Accelerating the development of new products that customers want and value

•	Financing the plan and improving the balance sheet

•	Working together effectively as one team, leveraging Ford’s global assets

“Our global team is delivering in 2014 and taking the critical next steps for an even stronger future,” said Fields. “We are on track for a solid year, in a period with an unprecedented number of vehicle launches around the globe. As we look forward, we expect the payoff from our investments this year will be a strong lineup with higher volumes, revenue and margins in 2015 and beyond.”

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# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Quarterly Report on Form 10-Q for the period ended June 30, 2014. The following information applies to the information throughout this release:

•	Pre-tax results exclude special items unless otherwise noted.

•	All references to records by Automotive business units are since at least 2000 when Ford began reporting specific business unit results.

•	All references to records for Automotive operating-related cash flow are since 2001.

•
See tables at the end of this release for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”). Also see the tables for reconciliation to GAAP of Automotive gross cash, operating-related cash flow and net interest.

•
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight and warranty costs, are measured at present-year volume and mix.

•
Wholesale unit sales and production volumes include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the July 24, 2014 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

++	Excludes special items and “Income/(Loss) attributable to non-controlling interests.” See tables at the end of this release for the nature and amount of these special items and reconciliation to GAAP.

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Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by Ford management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford’s market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford’s new or existing products;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford’s ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law “ownership change;”

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

Ford cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Ford’s forward-looking statements speak only as of the date of their initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A. Risk Factors” in Ford’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Ford’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

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CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary second quarter 2014 financial results at 6:30 a.m. EDT today. The following briefings will be held after the announcement:

•
At 8:30 a.m. (EDT), Mark Fields, president and chief executive officer, and Bob Shanks, executive vice president and chief financial officer, will host a conference call to discuss Ford’s 2014 second quarter results.

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At 11:30 a.m. (EDT), Neil Schloss, vice president and treasurer; Stuart Rowley, vice president and controller, and Michael Seneski, chief financial officer, Ford Motor Credit Company, will host a conference call focusing on Ford Motor Credit Company’s 2014 second quarter results.

The presentations (listen-only) and supporting materials will be available at www.shareholder.ford.com. Representatives of the investment community will have the opportunity to ask questions on both conference calls, as will representatives of the news media on the first call.

Access Information - Thursday, July 24, 2014
Earnings Call: 8:30 a.m. EDT
Toll Free: 1.866.318.8615
International: 1.617.399.5134
Earnings Passcode: Ford Earnings

Fixed Income: 11:30 a.m. EDT
Toll Free: 1.888.339.2688
International: 1.617.847.3007
Fixed Income Passcode: Ford Fixed Income
REPLAYS
(Available after 12:30 p.m. EDT the day of the event through Thursday, July 31, 2014)
www.shareholder.ford.com
Toll Free: 1.888.286.8010
International: 1.617.801.6888
Replay Passcodes:
Earnings: 93684483
Fixed Income: 66193675

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 186,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit www.corporate.ford.com.
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Contact(s):	Media:	Equity Investment Community:	Fixed Income Investment Community:	Shareholder Inquiries:
	Becky Sanch	Larry Heck	Steve Dahle	1.800.555.5259 or
	1.313.594.4410	1.313.594.0613	1.313.621.0881	1.313.845.8540
	bsanch@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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TOTAL COMPANY
CALCULATION OF EARNINGS PER SHARE		Second Quarter 2014		First Half 2014
		Net Income Attributable to Ford	After-Tax Operating Results Excl. Special Items*	Net Income Attributable to Ford	After-Tax Operating Results Excl. Special Items*
	After-Tax Results (Mils.)
	After-tax results*	$1,311	$1,630	$2,300	$2,649
	Effect of dilutive 2016 Convertible Notes**	12	12	24	24
	Diluted after-tax results	$1,323	$1,642	$2,324	$2,673

	Basic and Diluted Shares (Mils.)
	Basic shares (Average shares outstanding)	3,940	3,940	3,943	3,943
	Net dilutive options	47	47	46	46
	Dilutive 2016 Convertible Notes	101	101	100	100
	Diluted shares	4,088	4,088	4,089	4,089

	EPS (Diluted)	$0.32	$0.40	$0.57	$0.65

*	Excludes Income/(Loss) attributable to non-controlling interests; special items detailed on page 12
**
As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in income or loss that result from the application of the if-converted method for convertible securities

TOTAL COMPANY
INCOME FROM CONTINUING OPERATIONS					Memo:
	Second Quarter		First Half		Full Year
	2013	2014	2013	2014	2013
	(Mils.)	(Mils.)	(Mils.)	(Mils.)	(Mils.)
Automotive
North America	$2,321	$2,440	$4,713	$3,940	$8,809
South America	151	(295)	(67)	(805)	(33)
Europe	(306)	14	(731)	(180)	(1,442)
Middle East & Africa	13	23	60	77	(69)
Asia Pacific	130	159	102	450	327
Other Automotive	(205)	(171)	(330)	(393)	(656)
Total Automotive (excl. special items)	$2,104	$2,170	$3,747	$3,089	$6,936
Special items -- Automotive	(736)	(481)	(759)	(603)	(1,568)
Total Automotive	$1,368	$1,689	$2,988	$2,486	$5,368

Financial Services
Ford Credit	$454	$434	$961	$933	$1,756
Other Financial Services	(3)	(5)	(7)	(42)	(84)
Total Financial Services	$451	$429	$954	$891	$1,672

Total Company
Pre-tax results	$1,819	$2,118	$3,942	$3,377	$7,040
(Provision for)/Benefit from income taxes	(585)	(803)	(1,096)	(1,073)	135
Net income	$1,234	$1,315	$2,846	$2,304	$7,175
Less: Income/(Loss) attributable to non-controlling interests	1	4	2	4	(7)
Net income attributable to Ford	$1,233	$1,311	$2,844	$2,300	$7,182

Memo: Excluding special items
Pre-tax results	$2,555	$2,599	$4,701	$3,980	$8,608
(Provision for)/Benefit from income taxes	(721)	(965)	(1,224)	(1,327)	(2,022)
Less: Income/(Loss) attributable to non-controlling interests	1	4	2	4	(7)
After-tax results	$1,833	$1,630	$3,475	$2,649	$6,593

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TOTAL COMPANY
SPECIAL ITEMS						Memo:
		Second Quarter		First Half		Full Year
		2013	2014	2013	2014	2013
		(Mils.)	(Mils.)	(Mils.)	(Mils.)	(Mils.)
	Personnel-Related Items
	Separation-related actions*	$(442)	$(152)	$(450)	$(274)	$(856)

	Other Items
	Ford Sollers equity impairment	—	(329)	—	(329)	—
	U.S. pension lump-sum program	(294)	—	(294)	—	(594)
	FCTA - subsidiary liquidation	—	—	—	—	(103)
	Ford Romania consolidation loss	—	—	(15)	—	(15)
	Other	—	—	—	—	—
	Total other items	(294)	(329)	(309)	(329)	(712)

	Total special items	$(736)	$(481)	$(759)	$(603)	$(1,568)

	Tax special items	$136	$162	$128	$254	$2,157

	Memo:
	Special Items impact on earnings per share**	$(0.15)	$(0.08)	$(0.16)	$(0.08)	$0.14

*	Primarily related to separation costs for personnel at the Genk and U.K. facilities
**	Includes related tax effect on special items and tax special items

NET INTEREST RECONCILIATION TO GAAP						Memo:
		Second Quarter		First Half		Full Year
		2013	2014	2013	2014	2013
		(Mils.)	(Mils.)	(Mils.)	(Mils.)	(Mils.)

	Interest expense (GAAP)	$(207)	$(207)	$(413)	$(415)	$(829)
	Interest income (GAAP)	43	41	87	80	163
	Interest income/(expense) on income taxes (GAAP)	—	11	—	37	—
	Subtotal	$(164)	$(155)	$(326)	$(298)	$(666)

	Adjusted for items included / excluded from net interest:
	Include: Gains/(Losses) on cash equiv. & mark. securities*	(55)	17	(41)	30	(7)
	Include: Gains/(Losses) on extinguishment of debt	—	—	(18)	(5)	(18)
	Other	(28)	(28)	(51)	(56)	(110)
	Net Interest	$(247)	$(166)	$(436)	$(329)	$(801)

*	Excludes mark-to-market adjustments of our investment in Mazda

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AUTOMOTIVE SECTOR
GROSS CASH RECONCILIATION TO GAAP
		2013		2014
		Jun. 30	Dec. 31	Mar. 31	Jun. 30
		(Bils.)	(Bils.)	(Bils.)	(Bils.)

	Cash and cash equivalents	$5.5	$5.0	$4.5	$4.7
	Marketable securities	20.2	20.1	20.7	21.1
	Total cash and marketable securities (GAAP)	$25.7	$25.1	$25.2	$25.8

	Securities in transit*	—	(0.3)	—	—
	Gross cash	$25.7	$24.8	$25.2	$25.8

*	The purchase or sale of marketable securities for which the cash settlement was not made by period end and a payable or receivable was recorded on the balance sheet

AUTOMOTIVE SECTOR
OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP					Memo:
	Second Quarter		First Half		Full Year
	2013	2014	2013	2014	2013
	(Bils.)	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Net cash provided by/(used in) operating activities (GAAP)	$3.7	$4.1	$4.4	$6.1	$7.7

Items included in operating-related cash flows
Capital spending	(1.6)	(1.9)	(3.1)	(3.4)	(6.6)
Proceeds from the exercise of stock options	0.2	—	0.2	0.1	0.3
Net cash flows from non-designated derivatives	—	0.1	(0.2)	0.1	(0.3)

Items not included in operating-related cash flows
Cash impact of JSB and personnel-reduction actions	—	0.1	0.1	0.1	0.3
Funded pension contributions	1.0	0.3	2.8	0.8	5.0
Tax refunds and tax payments from affiliates	—	—	(0.3)	(0.2)	(0.3)
Other	—	(0.1)	0.1	0.2	—
Operating-related cash flows	$3.3	$2.6	$4.0	$3.8	$6.1

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